News Release

Contact: John A. Hauser

(920)-743-5551

Source: Baylake Corp.

Baylake Corp. Reports Financial Results for the Nine and Three Months ended September 30, 2007

Sturgeon Bay, Wisconsin - (PR Newswire) - October 25, 2007

Baylake Corp. (OTC BB: BYLK), a bank holding company with $1.1 billion in assets, reported 2007 third quarter net income of $1.4 million or $0.18 basic and diluted earnings per share, as compared to net income of $1.9 million or $.24 basic and diluted earnings per share, for the third quarter of 2006. Return on assets (ROA) and return on equity (ROE) decreased for the quarter ended September 30, 2007 to 0.50% and 7.00%, respectively, compared to 0.69% and 9.54%, respectively, for the same period a year ago.

Baylake's total assets and shareholders' equity were $1.1 billion and $80.8 million, respectively, at September 30, 2007, compared to $1.1 billion and $79.2 million at June 30, 2007. The increase in shareholders' equity was primarily a result of an increase in accumulated other comprehensive income (related to a decrease in net unrealized losses on securities) and earnings for the quarter. Cash dividends and the repurchase of 79,000 shares of Baylake Corp. stock decreased shareholders' equity during the quarter. The Corporation has a Stock Repurchase Program authorization under which up to 300,000 shares of the company's stock can be repurchased through June 30, 2008. Baylake Corp.'s Tier 1 risk-based capital remained strong at 10.00% as of September 30, 2007, compared to 9.99% as of the same date a year earlier. The Corporation and Bank continue to be well capitalized under the guidelines established by the Board of Governors of the Federal Reserve Bank.

Non-performing loans equaled $44.2 million as of September 30, 2007, compared to $46.3 million at June 30, 2007 for the linked quarter. During the quarter ended September 30, 2007 net loan charge-offs equaled $1.5 million, compared to $1.6 million in net loan charge-offs for the quarter ended September 30, 2006. A provision for loan losses of $500,000 was recorded for the quarter ended September 30, 2007, compared to $371,000 for the quarter ended September 30, 2006. The ratio of allowance for loan losses to total loans equaled 1.34% as of September 30, 2007, compared to 1.02% as of September 30, 2006. The ratio of allowance for loan losses to nonperforming loans was 23.75% and 25.17% at September 30, 2007 and June 30, 2007, respectively.

"We continue to aggressively manage our non-performing loans with the expectation that our asset quality should begin to show improvement in the upcoming quarters," said Robert J. Cera, President and Chief Executive Officer. Baylake Corp. believes the balance of the allowance for loan losses is presently sufficient to absorb probable incurred credit losses at September 30, 2007.

Total loans equaled $782.6 million as of September 30, 2007, compared to $806.8 million as of September 30, 2006, a decline of $24.2 million or 3.00% from a year earlier. Total deposits decreased $4.8 million, or 0.6%, to $862.9 million as of September 30, 2007, compared to a year earlier. However, reliance on brokered deposits declined $52.6 million to $85.2 million as of September 30, 2007, compared to $137.8 million as of September 30, 2006.

Net interest margin for the third quarter ending September 30, 2007 was 3.22%, compared to 3.61% for the quarter ending September 30, 2006 and compared to 3.09% for the linked quarter ending June 30, 2007. "Net income and net interest margin continue to be adversely affected by the high level of non-performing loans," said Cera.

Results for the third quarter ending September 30, 2007 were further impacted by a write-down of $276,000 in the value of servicing rights (including both mortgage servicing rights and Small Business Administration loan servicing rights). This write-down was the result of declining balances of loans serviced, combined with an overall decrease in the fair market value of servicing rights relating to the remaining balances of loans outstanding.

For the nine months ended September 30, 2007, Baylake Corp. reported net income of $504,000 or $0.06 net income per basic share, compared to net income of $5.6 million or $0.72 net income per basic share for the nine months ending September 30, 2006. ROA and ROE decreased for the nine-month period ended September 30, 2007 to 0.06% and 0.84%, respectively, from 0.73% and 9.49%, respectively, for the same period a year ago. Net interest margin for the nine-month period was 3.17%, compared to 3.46% for the same period a year ago.

Baylake Corp. anticipates that it has more than adequate resources available to meet its commitments. As of September 30, 2007, the Corporation had $55.6 million in established lines of credit with nonaffiliated banks, of which $34.7 million was available.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 28 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2007 and Form 10-K for the year ended December 31, 2006, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company's business and operations, and recent actions taken by the Wisconsin Department of Revenue relating to state tax obligations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers' tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated. The selected financial and other data at September 30, 2007 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) - UNAUDITED	September 30, 2007		December 31, 2006	September 30, 2006
	(dollars in thousands, except per share data)
Total assets	$ 1,089,828		$ 1,111,684	$ 1,093,768
Investment securities (1)	201,446		188,315	188,097
Total loans	782,625		820,457	806,819
Total deposits	862,909		878,911	867,721
Borrowings (2)	117,485		119,659	116,775
Subordinated debentures	16,100		16,100	16,100
Stockholders' equity	80,817		82,193	80,711
Non-performing loans (3)	44,244		27,848	22,368
Non-performing assets (3)	52,161		33,608	25,526
Shares outstanding	7,837,070		7,830,141	7,807,184
Book value per share	$ 10.31		$ 10.50	$ 10.34

	As of and for the Three Months Ended		As of and for the Nine Months Ended
	September 30,		September 30,
Selected Operations Data - UNAUDITED	2007	2006	2007	2006
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)
Total interest income	$ 17,515	$ 18,094	$ 52,532	$ 52,262
Total interest expense	9,784	9,288	29,483	26,891

Net interest income	7,731	8,806	23,049	25,371
Provision for loan losses	500	371	6,485	632

Net interest income after provision for loan losses	7,231	8,435	16,564	24,739

Total non-interest income	2,032	2,477	6,690	7,196
Total non-interest expense	7,652	8,326	24,361	24,143

Income (loss) before income taxes	1,611	2,586	(1,107)	7,792
Income tax expense (benefit)	225	703	(1,611)	2,215

Net income	1,386	1,883	504	5,577

Per Share Data: (4)
Net income per share (basic)	$ 0.18	$ 0.24	$ 0.06	$ 0.72
Net income per share (diluted)	0.18	0.24	0.06	0.71
Cash dividends per common share	0.16	0.16	0.48	0.48
Book value per share	10.31	10.34	10.31	10.34
	As of and for the Three Months Ended		As of and for the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Performance Ratios: (5)
Return on average total assets	0.50%	0.69%	0.06%	0.73%
Return on average total shareholders' equity	7.00%	9.54%	0.84%	9.49%
Net interest margin (6)	3.22%	3.61%	3.17%	3.46%
Net interest spread (6)	2.93%	3.19%	2.81%	3.06%
Efficiency ratio (9)	78.36%	77.97%	81.90%	72.21%
Non-interest income to average assets	0.74%	0.90%	0.80%	0.87%
Non-interest expense to average assets	2.78%	3.04%	2.93%	2.93%
Net overhead ratio (7)	2.05%	2.13%	2.13%	2.06%
Average loan to average deposit ratio	89.87%	93.67%	92.17%	95.32%
Average interest earning assets to
average interest bearing liabilities	107.46%	111.59%	109.37%	111.11%

Asset Quality Rations: (3) (5)
Non-performing loans to total loans	5.65%	2.77%	5.65%	2.77%
Allowance for loan losses to:
Total loans	1.34%	1.02%	1.34%	1.02%
Non-performing loans	23.75%	36.75%	23.75%	36.75%
Net charge-offs to average loans	0.77%	0.78%	0.66%	0.32%
Non-performing assets to total assets	4.79%	2.33%	4.79%	2.33%

Capital Ratios: (5)(8)
Shareholders' equity to assets	7.42%	7.38%	7.42%	7.38%
Tier 1 risk-based capital	10.00%	9.99%	10.00%	9.99%
Total risk-based capital	11.15%	10.88%	11.15%	10.88%
Leverage ratio	8.32%	8.47%	8.32%	8.47%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	28	28	28	28
Number of full-time equivalent employees	328	334	328	334

  Includes securities classified as available for sale.

  Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

  Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest. Non-performing assets consist of non-performing loans and other real estate owned.

  Earnings per share are based on the weighted average number of shares outstanding for the period.

  With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.

  Net interest margin represents net interest income as a percentage of average interest-earning assets. Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

  Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

  The capital ratios are presented on a consolidated basis.

  Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets.